Exhibit 99.1

Dec. 15, 2005

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS
Tom A. Nicholson	Chris L. Henson
Executive Vice President	Senior Executive Vice President
Investor Relations	Chief Financial Officer
(336) 733-3058	(336) 733-3008

MEDIA
Bob Denham	Burney Warren	Samuel B. Hay III
Senior Vice President	Executive Vice President	President and CEO
Public Relations	Mergers & Acquisitions	Main Street Banks Inc.
(910) 914-9073	(252) 321-3347	(770) 786-3441

BB&T to acquire Main Street Banks Inc. of metro Atlanta

          WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today said it plans to buy Main Street Banks Inc. (NASDAQ: MSBK) of Atlanta in a $622.7 million stock swap that would strengthen its presence in some of the most economically vibrant communities in the country.

          The merger would bump BB&T from sixth to fifth in deposit market share in both metropolitan Atlanta and Georgia. It would mark the first bank acquisition for BB&T since it acquired St. Petersburg, Fla.-based Republic Bancshares in April 2004.

          With $2.5 billion in assets, Main Street Banks is the largest community bank in metro Atlanta. It operates 24 full-service banking centers and five insurance offices in the Atlanta and Athens, Ga., metropolitan statistical areas.

          The transaction, approved by the directors of both companies, is valued at $28.50 per Main Street share based on BB&T’s closing price Wednesday of $43.17. The exchange ratio will be fixed at 0.6602 of a share of BB&T stock for each share of Main Street stock. The merger, which is subject to regulatory and shareholder approval, is expected to be completed in the second quarter of 2006. Main Street shareholders will receive a 64.5 percent increase in dividend income, once the transaction is complete.

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          “Our acquisition strategy remains the same – to pursue very high quality banks and thrifts that improve our financial performance and franchise value,” said BB&T Chairman and Chief Executive Officer John Allison. “So we could not be more pleased with the prospects of a merger with Main Street Banks, one of the best community banking franchises in the Southeast.

          “This merger will enhance our ongoing commitment to organic growth by adding state-of-the art, strategically located branches in some of the fastest growing and economically attractive communities you’ll find anywhere.”

          Main Street operates four branches in Fulton County, three in Cobb County, three in Newton County, three in Rockdale County, two in Forsyth County, two in Dekalb County, two in Gwinnett County, two in Walton County, one in Barrow County and two in metro Athens, Ga., located east of greater Atlanta.

          The Atlanta metropolitan statistical area, the second largest in the Southeast, is home to nearly five million people. The metro area’s population has increased 34 percent since 1994. Bank deposits in this market are approximately $95 billion.

          With an estimated 2005 median household income of $76,878, Atlanta is ranked as the second wealthiest metro area in the the Southeast and is projected to pass Washington, D.C., in the next five years. It was ranked as the nation’s “Best City for Doing Business” by Inc. magazine and is the No. 3 city in the country for most Fortune 500 company headquarters with 13.

          Main Street is ranked No. 1 in deposit market share for community banks in four metro Atlanta counties. It also has a strong presence in Athens, named the top small metro area for relocating families by the Worldwide Employee Relocation Council.

          “Like BB&T, Main Street is known for highly personal service, top-tier profitability, excellent growth and solid credit quality,” said Sam Hay, president and chief executive officer of Main Street Banks. “So this is a great fit.

          “We bring market area demographics that are among the best in the country. And in BB&T we’ll have a partner with a broad array of financial products and services that we’ll now be able to offer our existing client base. We’ve been largely focused on real estate lending and developing small business relationships, areas where we’ve seen great success. Now we’ll have truly unlimited opportunites in arenas such as commercial and industrial lending, brokerage and asset management.”

          Main Street customers will be introduced to BB&T’s strong branch-based sales culture and its broad product and services line, including insurance, mutual funds, trust, online banking, annuities, investment banking, retail brokerage, treasury services, leasing and international banking.

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          Main Street was founded as The Bank of Covington in 1901. It changed its name to Main Street Banks in 1996. In May 2000, it entered into a merger of equals with Kennesaw, Ga.-based First Sterling Banks Inc., creating a $900 million bank with 21 branches. First Sterling was the surviving entity in the merger of equals and adopted Main Street’s name. Since then, Main Street has acquired three Atlanta-based banks (the last in May 2003) and three independent insurance agencies.

          Robert Fowler, chairman of the executive committee of the Main Street Banks board and a former chairman and chief executive officer of Main Street Banks, will be offered a position on the Branch Banking and Trust Company board of directors for BB&T’s lead bank subsidiary. Edward Milligan, chairman and former chief executive officer of Main Street Banks, will be offered a seat on BB&T’s Georgia state board. Sam Hay will become a BB&T executive vice president.

          The remaining members of the Main Street board of directors will be asked to serve on BB&T’s local advisory boards for metro Atlanta.

          The merger would increase BB&T’s deposits in Georgia to nearly $7 billion. BB&T expects a 35 percent cost savings in the first year after systems conversion.

          BB&T bought 17 banks and thrifts from 2000 to 2004 before announcing a moratorium on bank acquisitions to refocus on organic revenue growth and expense control.

          Winston-Salem-based BB&T Corporation and its subsidiaries offer full-service commercial and retail banking and additional financial services such as insurance, investments, retail brokerage, corporate finance, consumer finance, treasury services, international banking, leasing and trust.

          BB&T operates more than 1,400 financial centers in the Carolinas, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Georgia, Florida, Alabama, Indiana and Washington, D.C.

          With $107.1 billion in assets, BB&T Corp. is the nation's ninth largest financial holding company. More information about BB&T Corp. is available at www.BBandT.com.

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          This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections and estimates.

          Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.

          BB&T’s news releases are available at no charge through PR Newswire’s Company News On-Call facsimile service. For a menu of BB&T’s news releases or to retrieve a specific release call 1-800-758-5804, extension 809325.

          The foregoing may be deemed to be offering materials of BB&T Corporation in connection with BB&T’s proposed acquisition of Main Street Banks Inc., on the terms and subject to the conditions in the Agreement and Plan of Reorganization, dated Dec, 14, 2005, between BB&T and Main Street. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission (“SEC”).

          BB&T and Main Street shareholders and other investors are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which BB&T will file with the SEC in connection with the proposed merger because it will contain important information about BB&T, Main Street, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters.

          The respective directors and executive officers of BB&T and Main Street and other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding BB&T’s directors and executive officers is available in its proxy statement filed with the SEC by BB&T on March 25, 2005, and information regarding Main Street’s directors and executive officers is available in its proxy statement filed with the SEC by Main Street on March 22, 2005. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise,will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

          The press relese does not constitute an offer to sell, or a solicitation of an offer to buy, shares of BB&T common stock, or the solicitation of any proxies from Main Street’s shareholders.

          After it is filed with the SEC, the joint proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from BB&T and Main Street as follows: Alan W. Greer, Shareholder Reporting, BB&T Corporation, P.O. Box 1290, Winston-Salem, NC 27102. Telephone: (336) 733-3021. David W. Brooks II, Chief Financial Officer, Main Street Banks, Inc., 3500 Lenox Road, Atlanta, GA 30326. Telephone: (770) 786-3441.

          In addition to the proposed registration statement and joint proxy statement/prospectus, BB&T and Main Street file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York and Chicago.

          Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BB&T and Main Street filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC’s web site at http://www.sec.gov.